Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 for the Baylake Corp. Dividend Reinvestment Plan (333-118857) and on Form S-8 for the Baylake Corp. Stock Purchase Plan (333-69103) and the Baylake Corp. 1993 Stock Option Plan (333-63913) filed under the Securities Act of 1933 of our report dated April 8, 2005 with respect to the Baylake Corp. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which report appears in this Amended Annual Report on Form 10-K of Baylake Corp. for the year ended December 31, 2004.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Oak Brook, Illinois
April 27, 2005

6